Exhibit 10.16

ELEVENTH AMENDMENT TO OPERATING AGREEMENT

THIS ELEVENTH AMENDMENT TO OPERATING AGREEMENT is made and entered into effective as of the 31st day of May, 2005, by and between DUBUQUE RACING ASSOCIATION, LTD., an Iowa non-profit corporation (hereinafter referred to as “DRA”) and DIAMOND JO, LLC (formerly known as Peninsula Gaming Company, LLC) (hereinafter referred to as “Peninsula”).

WHEREAS, on February 22, 1993, DRA and Peninsula’s predecessor in interest executed an Operating Agreement setting forth their respective rights, duties and obligations with regard to excursion gambling boat operations under Chapter 99F of the Iowa Code, which Operating Agreement was amended on February 22, 1993, March 4, 1993, March 11, 1993 (two amendments signed on that date), April 9, 1993, November 29, 1993, April 6, 1994, April 29, 1994, July 11, 1995, and July 15, 1999 (unless otherwise noted, the term “Operating Agreement” as used hereafter shall refer to the original Operating Agreement as amended by all prior amendments); and

WHEREAS, in 2004 the Iowa General Assembly enacted House File 2302, which authorized the operation of table games at racetrack enclosures and the operation of gambling barges, both on certain conditions; and

WHEREAS, Chapter 99F of the Iowa Code, as amended by House File 2302 requires that DRA and Peninsula file an agreement by June 1, 2005 with the Iowa Racing and Gaming Commission in order to authorize DRA’s operation of table games and Peninsula’s operation of the Diamond Jo Dubuque as a barge, and

WHEREAS, DRA and Peninsula have jointly agreed to further amend the terms of the Operating Agreement, as previously amended, for the above-mentioned purposes.

NOW, THEREFORE, IT IS AGREED that the Operating Agreement is further amended as follows, subject to approval by the Iowa Racing and Gaming Commission:

1.             As used herein, the following terms shall be defined as follows:

(a)           “DRA’s facility” means Dubuque Greyhound Park & Casino;

(b)           “Diamond Jo Dubuque” means the excursion gambling boat now or hereafter owned and operated by Peninsula in the Ice Harbor, Port of Dubuque, whether operated as an excursion boat (permanently moored or otherwise) or as barge; “excursion gambling boat,” “excursion boat,” and “barge” have the meanings defined in Iowa Code Chapter 99F as of the date of this 11th Amendment.  A permanently moored vessel is not a barge.

(c)           “Table games” has the meanings defined for such term in Iowa Code Chapter 99F as of the date of this 11th Amendment (i.e. any game for which a table games license is required).

(d)           “Adjusted gross receipts” has the meaning as defined in Iowa Code Chapter 99F as of the date of this 11th Amendment.

2.             The term of the Operating Agreement, as amended herein, is extended to, and shall terminate on December 31, 2018 at 11:59 p.m.

3.             Peninsula consents to DRA’s operation of table games, and DRA consents to Peninsula’s operation of Diamond Jo Dubuque as a barge.  DRA shall be solely responsible for payment of the three million dollar ($3,000,000.00) fee imposed under Iowa Code section 99F.4A(8) as a condition of operating table games at a racetrack enclosure.

4.             DRA is authorized to operate one thousand (1,000) gaming devices (in a mix of slots and video games, including without limitation video poker and video blackjack, determined by DRA).  In addition DRA is authorized to operate up to twenty (20) tables for non-video table games.

5.             The last unnumbered paragraph in Paragraph 8(h)(1) of the Operating Agreement, as previously amended by paragraph 9 the Ninth Amendment to Operating Agreement, is amended by deleting it in its entirety and the following substituted in lieu of same:

“(h)         For any periods during which subparagraph 4(a)(4) of the Operating Agreement is applicable, Peninsula and DRA shall use its best efforts to enter into a non-exclusive joint marketing plan to conduct cooperative charitable/non-profit contribution advertising and marketing efforts; This plan shall include recognition of Peninsula’s gross contributions to the DRA.  As part of and to facilitate said plan, the following provisions apply:

Peninsula may elect to require that the posted overall weighted average of theoretical payback percentage, determined in accordance with paragraph 25.11(2)(b) of the Iowa Racing and Gaming Commission regulations (491 IAC ¶ 25.11(2)(b)) on all DRA machine games of chance shall not exceed by more than one-half of one percentage point the posted overall weighted average of theoretical payback percentage on all Peninsula machine games of chance.  If Peninsula makes such election, the following provisions shall apply:

(i)            Peninsula shall set its rates A) in good faith, B) in accordance with reasonable commercial standards, and C) not for the purpose of engaging in predatory pricing practices to the detriment of DRA.

(ii)           Peninsula may not require DRA to change rates on its machines more than four times per contract year.

(iii)          Peninsula shall give at least 30 days written notice of any intended rate changes to DRA; Peninsula shall provide to DRA upon request the initial posted overall weighted average of theoretical payback percentage on all Peninsula machine games of chance on the New Boat as defined in subparagraph 1(a)(1) of this Ninth Amendment, and DRA may not be required to change its posted weighted average of theoretical payback percentage on all DRA games of chance until at least thirty days have elapsed after the commencement of the operations of DRA’s land-based casino or Peninsula’s New Boat, whichever is later.

(iv)          The parties shall implement the changes concurrently, and after any required regulatory approvals.

Additionally, subparagraphs 8(h)(2) and 8(h)(3), as previously amended, are deleted.

6.             Peninsula consents to maintaining DRA’s status as lessee/sublessor of access points, including the boarding ramp, and/or frontage for Diamond Jo Dubuque at current terms (including price of $1 per year), contingent upon the City-DRA lease term for same being extended to 2018, by no later than July 31, 2005.

7.             The right of first refusal granted to DRA by Paragraph 8 of the Operating Agreement, as amended by the Ninth Amendment to the Operating Agreement, shall be limited to a single property sale of Diamond Jo Dubuque by Peninsula and shall not extend to a sale of Peninsula Gaming, LLC (or any of its subsidiaries other than Peninsula) and/or substantially all of Peninsula Gaming, LLC’s (or any of its subsidiaries other than Peninsula) assets.  Peninsula shall have a right of first refusal in the event of a sale of DRA’s facility equivalent to the right of first refusal granted to DRA by Paragraph 8 of the Operating Agreement, as amended by the Ninth Amendment to the Operating Agreement.

8.             If DRA temporarily or permanently ceases operations, DRA shall receive 8%-10%-12.5%-15% of Diamond Jo Dubuque’s adjusted gross receipts in accordance with Paragraph 4(a)(2)-(3) as stated in the unamended February 22, 1993 Operating Agreement, whether Diamond Jo Dubuque is operating as an excursion boat, permanently moored vessel, or barge.

9.             DRA shall support Peninsula’s application to the Iowa Racing and Gaming Commission to obtain permanently moored vessel status for the Diamond Jo Dubuque vessel in operation as of the date of this 11th Amendment.

10.           For purposes of Paragraph 13(d), below, if for any reason Peninsula fails to operate its current vessel and/or a barge in the Ice Harbor, Port of Dubuque, as required by the Operating Agreement as amended herein, DRA shall have no obligation to provide any credits pursuant to Paragraph 13(d), below, from the date of said failure to operate; provided, however, that this Paragraph 10 does not authorize Peninsula to suspend or terminate operations pursuant to the Operating Agreement as amended herein, prior to December 31, 2018 at 11:59 p.m.

11.           Peninsula shall be solely responsible for payment of City taxes imposed under Iowa Chapter 99F.

12.           Peninsula and DRA shall enter into a joint campaign effort related to the 2010 county referendum to re-authorize gambling games in Dubuque County.  The joint campaign effort shall urge Dubuque County voters to vote in favor of approving re-authorization for (i) riverboat gambling operations in Dubuque County, and (ii) gambling operations at Dubuque Greyhound Park & Casino.  Peninsula shall commit to spend between $250,000 and $400,000 on the joint campaign effort, to be pre-funded in equal annual installments prior to the referenda. All funds will be disbursed by a joint committee of equal representatives from DRA and Dubuque Diamond Jo.  During this campaign both parties will enter into a quiet period (defined as the period commencing sixty (60) days prior to the referendum) of any individual advertising promoting solely each party’s own referendum or each party’s separate contributions to the City and charities.

13.           Non-Barge Operations.  So long as Diamond Jo Dubuque continues to operate its current vessel at its current location as an excursion boat or as a permanently moored vessel, and not as a “Barge Operation” pursuant to Section 14, below:

(a)           Diamond Jo Dubuque is authorized to expand to eight hundred (800) gaming devices on the Diamond Jo Dubuque.   Diamond Jo Dubuque may increase the number of gaming devices by twenty-five (25) to eight hundred twenty-five (825); at such time as Diamond Jo Dubuque’s gaming devices exceed eight hundred (800) DRA may increase the number of its gaming devices to one thousand twenty-five (1,025).  Diamond Jo Dubuque may increase the number of gaming devices by twenty-five (25) to eight hundred fifty (850); at such time as Diamond Jo Dubuque’s gaming devices exceed eight hundred twenty-five (825), DRA may increase the number of its gaming devices to one thousand fifty (1,050).

(b)           Until December 31, 2008, Diamond Jo Dubuque shall maintain in good condition the quantity and quality of games it had in operation on May 28, 2005.  Prior to December 31, 2008, Peninsula Gaming shall not decrease the number or quality of gambling game positions , or materially change the hours and days of operation, or make other material changes in its operation that have the purpose or effect of decreasing adjusted gross receipts below the level that they would otherwise achieve.

(c)           Peninsula shall continue to pay DRA fifty cents (50¢) per admission on Diamond Jo Dubuque through December 31, 2008, after which such obligation shall terminate.  Fee shall be payable by Peninsula to DRA by the 15th of each month for the preceding month.  Peninsula shall be reimbursed by DRA amount of rents paid by Peninsula to the City of Dubuque for rents for the Portside patio and for non-exclusive parking in Lots 1 and 2 (also known as Parking Lots A and C, respectively) in the Ice Harbor, said reimbursement for rent payments not to exceed two hundred fifty thousand dollars ($250,000.00) per year.  Reimbursements to be paid on the same schedule as rents paid by Peninsula to the City of Dubuque.

(d)           From the date that DRA commences operation of table games and continuing until December 31, 2008, DRA shall pay to Peninsula thirty three cents (33¢) for each one dollar ($1.00) of reduction in Diamond Jo Dubuque’s adjusted gross receipts after DRA commences operation of table games.  DRA shall commence operation of table games not later than June 1, 2006.  DRA shall provide Peninsula with not less than thirty (30) days notice prior to the date they intend to commence operating table games.

Diamond Jo Dubuque’s loss of adjusted gross receipts shall be based upon the difference between Diamond Jo Dubuque’s adjusted gross receipts in a month compared to the same month during the twelve month period immediately preceding the commencement of table game operations by DRA (hereinafter the “Base Term”).  For Example:

If DRA commences operation of table games on June 1, 2006, the Base Term would be June 1, 2005 through and including May 31, 2006.  Accordingly, to show loss of adjusted gross receipts during May 2007, Diamond Jo Dubuque would compare adjusted gross receipts for May 2007, to the adjusted gross receipts of May 2006, and multiply the difference by 0.33.  The calculation would be as follows: (May 2006) — (May 2007) x 0.33 = payment received by Diamond Jo Dubuque based on diminished adjusted gross receipts.

The maximum amount of loss of adjusted gross receipts for which the 33¢ credit will be given is fifteen percent (15%) of Base Term AGR.  Provided, however, that DRA shall not be required to compensate Peninsula for declines in Diamond Jo Dubuque’s adjusted gross receipts if such reduction is caused by construction by Dubuque Diamond Jo, strikes, lockouts, labor troubles, unavailability of construction materials, unavailability or excessive price of fuel, power failure, riots, insurrection, war, terrorist activities, explosions, hazardous conditions, fire, flood, weather or acts of God, or by reason of any other cause beyond the exclusive and reasonable control of DRA.

If/when a gambling operation commences within 125 miles of Dubuque, Iowa,  for purposes of the computation called for in the preceding paragraph, Diamond Jo Dubuque’s adjusted gross receipts for the twelve month period preceding the commencement of table games at DRA’s facility shall first be reduced by seven percent (7%) before being compared to current results.  This maximum reduction in AGR is seven percent (7%) no matter if two or more gambling operations commence.  For Example:

If DRA commences operation of table games on June 1, 2006 and Waterloo and Washington County commence operations in January 2007.  The Base Term AGR (June 1, 2005 through and including May 31, 2006) is multiplied by 93% to establish a New Base Term AGR.  Accordingly, to show loss of adjusted gross receipts during January 2007, Diamond Jo Dubuque would compare adjusted gross receipts for January 2007, to the adjusted gross receipts of January 2006 multiplied by 93% and multiply the difference by ..33.  The calculation would be as follows:  ((January 2006 x .93) — (January 2007 ))  x 0.33 = payment received by Peninsula based upon diminished adjusted gross receipts.

Whether Peninsula exists as a non-barge or barge, payments to Peninsula related to diminished adjusted gross receipts as calculated above will be payable on a monthly basis on the 15th of each month for the preceding month.  In the event such payments exceed the amounts otherwise payable to DRA by Peninsula under this Agreement, such excess shall be accrued and carried forward without interest.  Commencing January 1, 2009, the total of such carry forward shall be paid to Peninsula in monthly payments starting January 1, 2009 through December 31, 2015.  The amount of the monthly payments starting in January 1, 2009 shall equal the amounts paid by Peninsula to DRA for the same month under the Operating Agreement.  In no event shall the amounts paid by DRA to Peninsula in a calendar year exceed the amount received from Diamond Jo Dubuque for the same year under the Operating Agreement.  On December 31, 2015 all remaining accrued payments due to Peninsula related to diminished adjusted gross receipts shall be forfeited by Peninsula.

(e)           Commencing January 1, 2009, Peninsula shall pay to DRA three percent (3%) of Diamond Jo Dubuque’s adjusted gross receipts.  Peninsula shall be reimbursed by DRA the amount of rents paid by Diamond Jo Dubuque to the City of Dubuque for rents for the Portside patio and for non-exclusive parking in Lots 1 and 2 (also known as Parking Lots A and C, respectively) in the Ice Harbor, said reimbursement for rent payments not to exceed two hundred fifty thousand dollars ($250,000.00) per year.  Reimbursements to be paid on the same schedule as rents paid by Peninsula to the City of Dubuque.

14.           Barge Operation.  Beginning at such time, if any, that Diamond Jo Dubuque commences operation as a barge, and through the remaining term of the Operating Agreement as amended herein:

(a)           Both DRA and Diamond Jo Dubuque shall be authorized to increase to a maximum of one thousand five hundred (1,500) gaming positions, provided, however, that if DRA’s facility is at less than 1,500 gaming positions, said barge shall not exceed the total number of gaming positions at DRA’s facility by more than 2%.  The 2% calculation on Diamond Jo exceeding the number of DRA’s gaming positions will be calculated off of the highest number of gaming positions that are operating at the DRA at any time during this agreement.

(b)           DRA shall receive four and one-half percent (4.5%) of Diamond Jo Dubuque’s adjusted gross receipts payable by the 15th of each month for the preceding month.   Peninsula shall be reimbursed by DRA amount of rents paid by Diamond Jo Dubuque to the City of Dubuque for the Portside patio and for non-exclusive parking in Lots 1 and 2 (also known as Parking Lots A and C, respectively) in the Ice Harbor, such reimbursement for rent payments not to exceed $500,000 per year.  Reimbursements to be paid on the same schedule as rents paid by Peninsula to the City of Dubuque.

(c)           Peninsula shall no longer be obligated to pay DRA fifty cents (50¢) for each boat admissions.

(d)           At the time Diamond Jo Dubuque commences operation as a barge, pursuant to this Section 14, DRA shall have no further duty to accrue payments related to diminished adjusted gross receipts to Peninsula pursuant to Section 13(d) of this 11th Amendment to the Operating Agreement.

15.           Peninsula’s operation of any gambling operations, other than the current Diamond Jo Dubuque vessel as an excursion boat docked in the Ice Harbor, or as a permanently moored vessel in the Ice Harbor, or operation as a barge in the Ice Harbor, is not authorized under the Operating Agreement.

16.           If any provision of this 11th Amendment shall be declared by any court or regulatory authority of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this 11th Amendment, and all other provisions of the Operating Agreement shall not be affected and shall remain in full force and effect.

17.           This 11th Amendment is subject to and conditioned upon the extension of existing leases, at current terms,(including without limitation Lot C (also known as Lot 2), Lot D, the fifteen foot strip between the waterline and the Portside facility and the docking facilities/boarding ramp) between the City of Dubuque as Lessor and Dubuque Racing Association, Ltd. as Lessee through December 31, 2018, by no later than July 31, 2005.

18.           Both parties shall use their best efforts to secure their approval of this 11th Amendment to the Operating Agreement, at the earliest practicable dates, from the Iowa Racing and Gaming

Commission.  Peninsula shall use its best efforts in assisting DRA to secure necessary lease amendments referred to in paragraphs 6 and 17, above, at the earliest practicable dates.

19.           Each party shall provide the other a certified resolution approving this 11th Amendment not later than June 1, 2005.

20.           Except as specifically amended above, all of the provisions of the February 22, 1993 Operating Agreement and prior Amendments thereto shall remain in full force and effect.  In the event of a conflict between the terms of this 11th Amendment and any other terms of the Operating Agreement, as amended through the 10th Amendment to Operating Agreement, the terms of this 11th Amendment shall govern.

21.           For all purposes, this 11th Amendment and the Operating Agreement shall be deemed drafted by all parties hereto even though one of the parties may have initially drafter the 11th Amendment and/or the Operating Agreement and submitted it to the other for review.  No provision shall be interpreted for or against a particular party due to the fact that the party drafted the provision.

Dubuque Racing Association, Ltd.

/s/ Bruce W. Wentworth
By: Bruce W. Wentworth, General Manager

Diamond Jo, LLC

/s/ Natalie Schramm
By: Natalie Schramm, General Manager for Diamond Jo, LLC (formerly known as “Peninsula Gaming Company, LLC”)

Peninsula Gaming, LLC

/s/ Natalie Schramm
By: Natalie Schramm, Chief Financial Officer for Peninsula Gaming, LLC

STATE OF IOWA

COUNTY OF DUBUQUE

On this first day of June, 2005 before me, a NOTARY PUBLIC in and for the State of Iowa, personally appeared Natalie Schramm, to me personally known, who being by me duly sworn did say that the person is the Chief Financial Officer of Peninsula Gaming, LLC and General Manager of Diamond Jo, LLC executing the forgoing instrument, that the instrument was signed on behalf of the said limited liability companies by authority of the companies and the said Natalie Schramm acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability companies by them voluntarily executed.

/s/ Kathryn Malone
Notary Public in the State of Iowa

STATE OF IOWA

COUNTY OF DUBUQUE

On this first day of June, 2005 before me, a NOTARY PUBLIC in and for the State of Iowa, personally appeared Bruce Wentworth, to me personally known, who being by me duly sworn did say that the person is the General Manager of Dubuque Racing Association, Ltd executing the forgoing instrument, that the instrument was signed on behalf of the said corporation by authority of the companies and the said Bruce Wentworth acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by them voluntarily executed.

/s/ Kathryn Malone
Notary Public in the State of Iowa